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                     November 8, 2023

       Brett Tighe
       Chief Financial Officer
       Okta, Inc.
       100 First Street, Suite 600
       San Francisco, CA 94105

                                                        Re: Okta, Inc.
                                                            Form 10-K For
Fiscal Year Ended January 31, 2023
                                                            File No. 001-38044

       Dear Brett Tighe:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology